Exhibit 99.1

West Corporation	AT THE COMPANY:

11808 Miracle Hills Drive Omaha, NE 68154	David Pleiss Investor Relations (402) 963-1500
West Corporation Announces 2006 Financial Outlook
Company Predicts Revenue Growth Across All Three Segments
OMAHA, NE, December 14, 2005 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced its financial guidance for 2006. The company expects revenues of $1.65 to $1.70 billion and net income between $150 and $160 million for the fiscal year ending December 31, 2006. These results are expected to produce a consolidated operating margin between 16.5% and 17.0%. The company’s 2006 targeted net income and operating margin include stock-based compensation expense estimated at approximately $15 million, pre-tax.
Tom Barker, Chief Executive Officer of West Corporation, commented, “We look forward to delivering another solid year of profitable growth for our shareholders. The leverage between our three segments is highlighted by the controlled increase in capital expenditures when compared to our growth expectations in 2006.”
Additional 2006 guidance:
•	The company’s Communications Services segment is expected to produce revenues between $915 and $940 million with an operating margin between 12.0% and 13.0%.

•	The company’s Conferencing Services segment is expected to produce revenues between $490 and $515 million with an operating margin between 21.5% and 22.5%.

•	The company’s Receivables Management segment is expected to produce revenues between $235 and $250 million with an operating margin between 17.5% and 18.5%.

•	Cash flow from operations is expected to range from $270 to $290 million.

•	Capital expenditures are expected to be $75 to $85 million.
Company guidance assumes no acquisitions or additional changes in the current operating environment.
Conference Call
The company will hold a conference call to discuss 2006 guidance on Thursday, December 15 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Investor section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will also be available on the website.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services.
Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 27,000 employees based in North America, Europe and Asia.
For more information, please visit www.west.com.
This press release contains forward looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. In particular, any projections or estimates regarding our future revenues, operating margins, expenses, net income, cash flows, capital expenditures, effective tax rates and client behavior, as well as the assumptions underlying or relating to such expectations, are forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include general economic conditions, our ability to integrate or achieve the objectives of recent and future acquisitions, our ability to complete future acquisitions, our highly competitive industries, our extensive regulatory environment, our ability to recover on our charged-off consumer receivables, the capacity utilization of our contact centers, the cost and reliability of voice and data services, availability of key personnel and employees, the cost of labor and turnover rates, the political, economic and other conditions in countries where we operate, the loss of any key clients, our ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts, the nature of our forward flow contracts, the non-exclusive nature of our client contracts and the absence of any revenue commitments, the possibility of an emergency interruption to our data and contact centers, acts of terrorism or war, security or privacy breaches of our systems and databases, our ability to protect proprietary information or technology, our ability to continue to keep pace with technological developments, the cost of pending and future litigation and other risk factors described in documents filed by the company with the United States Securities and Exchange Commissions including our annual report on Form 10-K for the year ended December 31, 2004 and subsequently filed quarterly reports on Form 10-Q and the prospectus supplement related to our secondary offering dated October 6, 2005. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.